Exhibit 99.4

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF BROOKFIELD REAL ESTATE INCOME TRUST INC. (UNAUDITED)

On July 15, 2021, Brookfield Real Estate Income Trust Inc. (formerly Oaktree Real Estate Income Trust, Inc.) and its wholly owned subsidiaries (collectively, the “Company”) entered into an adviser transition agreement, (the “Adviser Transition Agreement”), with Oaktree Fund Advisors, LLC (“Oaktree”) and Brookfield REIT Adviser LLC (“Brookfield”), pursuant to which the Company agreed to, among other things, (i) accept Oaktree’s resignation under the existing Advisory Agreement, dated April 11, 2018, between Oaktree and the Company, and enter into a new advisory agreement, between Brookfield and the Company, effective as of the date that the U.S. Securities and Exchange Commission (the “SEC”) declares effective this registration statement on Form S-11 (File No. 333-255557) (the “Registration Statement”) in connection with the Company’s follow-on public offering (such date referred to as, the “Transaction Effective Date”), (ii) sell its investments in Atlantis Paradise Island Resort commercial mortgage-backed securities (BHMS 2018 – ATLS D and BHMS 2018 – ATLS E) in their entirety and its debt investment in Woodspring (CGCMT 2020-WSS F), and (iii) sell to Oaktree or its affiliate all of the Company’s investments in the Atlantis Mezzanine Loan and the Ezlyn Joint Venture, in each case, at a price equal to the fair value of such investment, as determined in connection with the Company’s most recently determined net asset value (“NAV”) for those assets immediately prior to the closing of such sale (such transactions collectively referred to as, the “Transaction”). The aforementioned dispositions referenced in (ii) and (iii) are collectively referred to as the “Dispositions.”

In connection with the consummation of the Transaction, Brookfield REIT Operating Partnership L.P., the operating partnership of the Company (the “Operating Partnership”), also expects to acquire interests in a portfolio comprised of one office property and two multifamily properties (collectively, the “Brookfield Portfolio”), for an aggregate purchase price equal to the value of such interests, as determined by a current appraised value of such properties as valued by Altus Group U.S. Inc., the Company’s independent valuation advisor payable in shares of common stock of the Company or interests in the Operating Partnership (“OP Units”), or a combination thereof (such price per share/unit based on the most recently determined NAV of the Company immediately prior to the Transaction Effective Date). The properties are located across 2 states in the continental United States, with one property located in London, United Kingdom.

The following Unaudited Pro Forma Consolidated Financial Statements have been prepared to comply with Article 11 of Regulation S-X, as promulgated under the Securities Act of 1933, as amended (“Regulation S-X”). The Unaudited Pro Forma Consolidated Balance Sheet at March 31, 2021, reflects the financial position of the Company as if (i) the Dispositions occurred on March 31, 2021, and (ii) the Brookfield Portfolio was acquired on March 31, 2021. The Unaudited Pro Forma Consolidated Statements of Income for the three months ended March 31, 2021, and for the year ended December 31, 2020, present the Company’s results of operations as if the Dispositions and the acquisition of the Brookfield Portfolio were completed on January 1, 2021 and January 1, 2020, respectively. These Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto presented in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021, filed with the SEC on May 17, 2021, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021, and the combined statements of revenues and certain operating expenses of the Brookfield Portfolio prepared in accordance with Article 3-14 of Regulation S-X included herein.

The Unaudited Pro Forma Consolidated Financial Statements are not necessarily indicative of what the Company’s actual financial position or operating results would have been had the Dispositions and the acquisition of the Brookfield Portfolio occurred as of the dates indicated, nor are they indicative of future operating results of the Company. In the Company’s opinion, all adjustments necessary to reflect the effect of the Dispositions and the acquisition of the Brookfield Portfolio have been made.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2021

(In US$ thousands)

Brookfield Real Estate Income Trust Inc. and Subsidiaries Pro Forma Consolidated Balance Sheet March 31, 2021 (Unaudited) (in thousands, except per share amounts)	Brookfield Real Estate Income Trust Inc. (A)	Dispositions (B)		Acquisition of Brookfield Portfolio		Proforma
Assets
Investments in real estate, net	$312,758	$(78,031)		$181,451	(E)	$416,178
Investments in real estate-related loans and securities, net	85,789	(30,469)		—		55,320
Intangible assets, net	9,379	—		—		9,379
Cash and cash equivalents	27,167	61,514	(C)	2,984	(F)	91,665
Restricted cash	3,741	(534)		337	(F)	3,544
Accounts and other receivables, net	5,591	(61)		362	(F)	5,892
Equity accounted investments and other assets	888	(37)		99,221	(G)	100,072

Total Assets	$445,313	$(47,618)		$284,355		$682,050

Liabilities and Equity
Mortgage loans, net	$229,243	$(52,780)		$100,000	(H)	$276,463
Due to affiliates	18,604	(20)		—		18,584
Intangible liabilities, net	64	—		—		64
Accounts payable, accrued expenses and other liabilities	6,723	(904)		5,132	(I)	10,951
Commitments and contingencies	—	—		—		—

Total Liabilities	$254,634	$(53,704)		$105,132		$306,062
Stockholders’ Equity
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized; no shares issued nor outstanding at March 31, 2021, actual and pro forma	$—	$ —		$ —		$—
Common stock, $0.01 par value per share, 1,000,000,000 shares authorized, 20,662,400 and 20,510,001 shares issued and outstanding, respectively, at March 31, 2021, actual; 1,000,000,000 shares authorized, 37,822,711.8 and 37,670,312.8 shares issued and outstanding, respectively, at March 31, 2021, pro forma	207	—		172	(J)	379
Additional paid-in capital	201,847	6,637	(D)	182,551	(J)	391,035
Accumulated deficit	(18,812)	—		(3,500	)(I)	(22,312)

Total Stockholders’ Equity	$183,242	$6,637		$179,223		$369,102
Non-controlling interests attributable to third party joint ventures	7,437	(551)		—		6,886

Total Equity	190,679	6,086		179,223		375,988

Total Liabilities and Stockholders’ Equity	$445,313	$(47,618)		$284,355		$682,050

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(A)	Reflects the historical Consolidated Balance Sheet of the Company at March 31, 2021, as presented in the Company’s Q1 2021 10-Q.
(B)

Dispositions reflect the financial information as reported in the consolidated filed 10-Q and 10-K for the periods ended March 31, 2021 and December 31, 2020, respectively for the following investments, which are anticipated to be sold:

•	Ezlyn, a 332-unit multifamily asset in Colorado;
•	Two real estate-related securities and a mezzanine loan associated with the Atlantis Paradise Island Resort; and
•	One real estate-related security associated with the WoodSpring Suites Extended Stay Hotel.

For purposes of the pro forma balance sheet, the transaction price is calculated as the fair value as of March 31, 2021 for those assets.

(C)

Cash and cash equivalents includes an increase in cash in the amount of $61,920 representing the estimated net proceeds received in connection with the Dispositions assuming the transaction price is equal to the fair value of the disposed investments as of March 31, 2021, and is offset by the disposition of cash in the amount of $406 that is held by the disposed properties. The actual amount of cash received as consideration for the Dispositions will be equal to the fair value of such investment, as determined in connection with the Company’s most recently determined NAV for such investment immediately prior to the closing of such sale.

(D)

Additional paid-in capital of $6,637 represents the gain on the sale of the aforementioned investments assuming the transaction price is calculated as the fair value as of March 31, 2021 for those investments.

(E)

The acquisition of the multifamily assets in the Brookfield Portfolio will be accounted for as an asset acquisition. The Company allocates the purchase price of these investments based on the relative fair value of the assets acquired less accumulated depreciation and liabilities assumed. The components of the $181,451, which assumes the transaction price is calculated as the fair value as of March 31, 2021 for those investments, are as follows:

Component (USD thousands)	Balance as of March 31, 2021
Land	$14,940
Building	165,125
Furniture, Fixtures & Equipment	1,386
Total	$181,451

(F)

The balances in Cash and cash equivalents, Restricted cash and Accounts and other receivables, net, represent the property-specific amounts that will be acquired as part of the Brookfield Portfolio acquisition.

(G)

Equity accounted investments and other assets includes the acquisition of a 20% interest in Principal Place, an office asset in London, United Kingdom, at the fair value of the total equity in the asset as of March 31, 2021, which represents $98,976 of the balance. On a pro forma basis, Principal Place will be accounted for as an equity method investment at fair value.

(H)	Represents the mortgage debt associated with the multifamily assets in the Brookfield Portfolio.
(I)	Includes transaction costs of $3.5 million.
(J)

The presentation above assumes the issuance of 17,160,311.80 shares of common stock of the Company to be issued to Brookfield in consideration for the contribution of the Brookfield Portfolio, which is based on the fair value of the Brookfield Portfolio and NAV of the Company, each as of March 31, 2021. The actual number of shares or OP Units, or a combination thereof, to be issued in consideration for the contribution of the Brookfield Portfolio will be calculated by using the fair value of the Brookfield Portfolio as of a current date prior to the completion of the contributions, as determined by an independent valuation adviser, and the most recently determined NAV of the Company or the Operating Partnership, as applicable, immediately prior to the completion of the contributions.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME OF BROOKFIELD REAL ESTATE INCOME TRUST INC.

Three Months Ended March 31, 2021

(In US$ thousands)

Brookfield Real Estate Income Trust Inc. and Subsidiaries Pro Forma Consolidated Statements of Income For the Three Months Ended March 31, 2021 (in thousands, except per share amounts)	Brookfield Real Estate Income Trust Inc. (A)	Dispositions (B)	Acquisition of Brookfield Portfolio (C)	Proforma Adjustments	Proforma
Revenues
Rental revenues	$7,231	$(1,321)	$12,568	$(9,264)	$9,214
Other revenues	381	(78)	558	(166)	695

Total revenues	7,612	(1,399)	13,126	(9,430	)(D)	9,909
Expenses
Rental property operating	3,315	(392)	2,368	(653	)(E)	4,638
General and administrative expenses	1,016	(19)	—	3,503	(F)	4,500
Management fee	554	—	—	—	554
Performance fee	574	—	—	—	574
Depreciation and amortization	4,324	(616)	—	1,445	(G)	5,153

Total expenses	9,783	(1,027)	2,368	4,295	15,419
Fees waived	—	—	—	—	—

Net expenses	9,783	(1,027)	2,368	4,295	15,419
Other income (expense)
Income from real estate-related loans and securities	1,202	(469)	—	—	733
Interest expense	(1,372)	460	—	(518	)(H)	(1,430)
Realized gain on investments	981	7,695	(J)	—	—	8,676
Unrealized gain on investments	(12)	(1,348)	—	4,496	(I)	3,136

Total other income (expense)	799	6,338	—	3,978	11,115

Net income (loss)	(1,372)	5,966	10,758	(9,747)	5,605
Net income (loss) attributable to non-controlling interests	125	9	—	—	134

Net income (loss) attributable to stockholders	$ (1,247)	$ 5,975	$ 10,758	$(9,747)	$ 5,739

Per common share data:
Net income (loss) per share of common stock
Basic	$ (0.06)	$ 0.15
Diluted	$ (0.06)	$ 0.15
Weighted average number of shares outstanding
Basic	21,277,332	17,160,312	(K)	38,437,644
Diluted	21,277,332	17,160,312	(K)	38,437,644

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME OF BROOKFIELD REAL ESTATE INCOME TRUST INC

Year Ended December 31, 2020

(In US$ thousands)

Brookfield Real Estate Income Trust Inc. and Subsidiaries Pro Forma Consolidated Statements of Income For the Year Ended December 31, 2020 (in thousands, except per share amounts)	Brookfield Real Estate Income Trust Inc. (A)	Dispositions (B)	Acquisition of Brookfield Portfolio (C)	Proforma Adjustments	Proforma
Revenues
Rental revenues	$24,145	$(5,378)	$ 46,537	$(34,363)	$ 30,941
Other revenues	1,141	(277)	2,110	(619)	2,355

Total revenues	25,286	(5,655)	48,647	(34,982	)(D)	33,296
Expenses
Rental property operating	10,211	(1,789)	10,477	(2,814	)(E)	16,085
General and administrative expenses	3,474	(88)	—	3,591	(F)	6,977
Management fee	1,920	—	—	—	1,920
Performance fee	2,215	—	—	—	2,215
Depreciation and amortization	13,481	(3,735)	—	5,781	(G)	15,527

Total expenses	31,301	(5,612)	10,477	6,558	42,724
Fees waived	(749)	—	—	—	(749)

Net expenses	30,552	(5,612)	10,477	6,558	41,975
Other income (expense)
Income from real estate-related loans and securities	4,908	(2,332)	—	—	2,576
Interest expense	(4,948)	1,868	—	(2,846	)(H)	(5,926)
Realized gain on investments	144	7,830	(J)	—	—	7,974
Unrealized gain on investments	2,417	(1,506)	—	13,845	(I)	14,756

Total other income (expense)	2,521	5,860	—	10,999	19,380

Net income (loss)	(2,745)	5,817	38,170	(30,541)	10,701
Net income (loss) attributable to non-controlling interests	307	182	—	—	489

Net income (loss) attributable to stockholders	$(2,438)	$5,999	$38,170	$(30,541)	$11,190

Per common share data:
Net income (loss) per share of common stock
Basic	$ (0.13)	$ 0.31
Diluted	$ (0.13)	$ 0.31
Weighted average number of shares outstanding
Basic	18,895,893	17,160,312	(K)	36,056,205
Diluted	18,895,893	17,160,312	(K)	36,056,205

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(A)	Reflects the historical Consolidated Statements of Income for the three months ended March 31, 2021, as presented in the Company’s Q1 2021 10-Q.
(B)

Reflects the historical Consolidated Statements of Income for the three months ended March 31, 2021 and the year ended December 31, 2020 as presented in the Company’s Q1 2021 10-Q and 2020 10-K for the investments anticipated to be sold.

(C)	Reflects the combined statements of revenue and certain operating expenses of the Brookfield Portfolio for the three months ended March 31, 2021 and for the year ended December 31, 2020.
(D)

Revenue pro forma adjustments of $9,430 and $34,982 for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively, relate entirely to the removal of the revenue associated with Principal Place, which on a pro forma basis will be accounted for as an equity method investment at fair value.

(E)

Property operating expense pro forma adjustments include $752 and $3,272 for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively, relate to the removal of the expense associated with Principal Place, which on a pro forma basis will be accounted for as an equity method investment at fair value. Additionally, the multifamily assets that are being contributed are subject to a property management agreement with Brookfield Properties Multifamily LLC. Under the terms of the property management agreement, Brookfield Properties Multifamily LLC is entitled to a fee equal to 3% of gross rentals collected each month for each rental property for property management services. The pro forma adjustment reflects the property management fee that would be contractually payable to Brookfield Properties Multifamily LLC, assuming the acquisition of the multifamily assets included in the Brookfield Portfolio occurred on January 1, 2020 and that the Company will become a party to such property management agreement, which amounted to $99 and $458 for the three months ended March 31, 2021 and twelve months ended December 31, 2020, respectively.

(F)	Includes $3,500 of transaction costs that represent one-time costs and are not anticipated to recur.
(G)

Reflects depreciation expense associated with the acquisition of the multifamily assets included in the Brookfield Portfolio assuming that the acquisition of the multifamily assets included in the Brookfield Portfolio had been acquired as of January 1, 2020. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets including 30 years for buildings and five years for furniture, fixtures and equipment.

(H)

The pro forma adjustment reflects interest expense associated with the current in-place loan on the multifamily assets included in the Brookfield Portfolio which is a $100 million loan that has an interest rate of LIBOR plus 1.95% and is calculated as if the multifamily assets included in the Brookfield Portfolio had been acquired on January 1, 2020.

(I)

Reflects the change in fair value of Principal Place of $4,496 and $13,845 for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively, based on the movement in value of the asset and the respective debt during those periods.

(J)

Realized gain on investments relates to the sale of Ezlyn, a 332-unit multifamily asset in Colorado along with the sale of two real estate-related securities and a mezzanine loan associated with the Atlantis Paradise Island Resort; the gain amounts represented in the periods presented are one-time gains associated with these sales and will not recur and are calculated assuming the transaction price is calculated as the fair value as of March 31, 2021 for those investments.

(K)

The presentation above assumes the issuance of 17,160,311.80 shares of common stock of the Company to be issued to Brookfield in consideration for the contribution of the Brookfield Portfolio, which is based on the fair value of the Brookfield Portfolio and NAV of the Company, each as of March 31, 2021. The actual number of shares, or OP Units, or a combination thereof, to be issued in consideration for the contribution of the Brookfield Portfolio will be calculated by using the fair value of the Brookfield Portfolio as of a current date prior to the completion of the contributions, as determined by an independent valuation adviser, and the most recently determined NAV of the Company or Operating Partnership, as applicable, immediately prior to the completion of the contributions.